Exhibit 10.2

AMENDMENT TO ROBERT C. BOWEN EMPLOYMENT AGREEMENT

THIS AMENDMENT TO ROBERT C. BOWEN EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 6th day of December 2007, by and between Scientific Learning Corporation (the “Company”), and Robert C. Bowen (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Employment Agreement, as amended by letter agreement dated January 4, 2002, between the Company and Robert C. Bowen, its Chairman and Chief Executive Officer, will expire June 4, 2008 (the “Employment Agreement”);

WHEREAS, the Company wishes Executive to continue his employment under the terms and conditions of the Employment Agreement until June 30, 2010;

WHEREAS, Executive so desires to continue his employment under the terms and conditions of the Employment Agreement; and

WHEREAS, the Chair of the Compensation Committee and Executive have agreed to additional terms of employment as set forth hereunder.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Executive’s employment:

AGREEMENT

1.            EXTENSION OF EMPLOYMENT AGREEMENT. The Employment Agreement shall be extended until June 4, 2010 and Executive shall remain the Company’s Chairman and Chief Executive Officer for this extended period subject to the terms and conditions of the Employment Agreement.

2.	COMPENSATION.
a.	Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of $315,000, payable on a twice-monthly basis, subject to payroll withholding and deductions.
b.	Bonus. Executive shall be eligible to participate in the Company’s Management Incentive Plans from time to time in effect during his continued employment.

3.             EQUITY. Effective June 4, 2008, Section 2.4(g) of the Employment Agreement shall be of no further force and effect.

4.             COMMUTING EXPENSES. The Company shall pay Executive’s reasonable commuting expenses from the Company’s Oakland, California office to Executive’s homes in Minneapolis, Minnesota and Phoenix, Arizona, subject to the Company’s expense reimbursement and travel policies.

5.              MEDICAL EXPENSES REIMBURSEMENTS. The Company will reimburse Executive for reasonable medical insurance costs for Executive and his spouse for a period of five (5) years after his employment with the Company ends. Reasonable medical insurance costs means the cost of a medical insurance plan that supplements the coverage available to Executive and his spouse from any available federal and/or state government source (e.g., Medicare or its successor) so that such coverage collectively approximates, to the extent reasonable, the scope of coverage and out of pocket expenditures available to Executive under the medical insurance benefits in effect at the Company at the time Executive’s employment ends. Executive agrees to provide the Company with all documentation/invoices/receipts regarding the cost of such supplemental medical insurance. At the end of Executive’s employment, Executive and the Company will negotiate in good faith to reach a reasonable agreement that implements this commitment. If Executive predeceases his spouse, the Company will continue to reimburse the same costs for Executive’s spouse only for the same time period. At the end of Executive’s employment, Executive shall provide the Company with an executed and effective general release substantially in the form attached to the Employment Agreement as Exhibit B (the “Release”), as a condition of receipt of these medical expense reimbursement payments.

6.             Effective Date. The terms and conditions of this Amendment shall become effective on June 4, 2008. From the date set forth above through June 3, 2010, Executive shall remain bound by the terms and conditions of the Employment Agreement.

7.             Entire Agreement. This Amendment sets forth the entire agreement and understanding of the Parties with regard to the subject matter hereunder and supersedes any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

8.             Governing Law. This Amendment and all disputes relating to this Amendment shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

IN WITNESS WHEREOF, the parties have each duly executed this Amendment as of the day and year first above written.

Scientific Learning Corporation

Rodman W. Moorhead, III
Chair, Compensation Committee

Robert C. Bowen